QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 22, 2006, with respect to the combined financial statements of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. as of December 31, 2005, 2004 and 2003 and for the three years in the period ended December 31, 2005 included in the Registration Statement on Form S-3 and related prospectus of Huntsman Corporation for the resale of common stock filed with the SEC on June 26, 2007 (File No. 333-144043) and incorporated by reference in this Registration Statement on Form S-3 and related prospectus of Huntsman Corporation for the resale of common stock.

Ernst & Young Ltd
/s/ CHERRIE CHIOMENTO Cherrie Chiomento	/s/ MARTIN MATTES Martin Mattes

Zurich, Switzerland

July 31, 2007

QuickLinks

CONSENT OF INDEPENDENT AUDITORS